UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2024

Ouster, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39463	86-2528989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Treat Avenue

San Francisco, California 94110

(Address of principal executive offices) (Zip Code)

(415) 949-0108

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OUST	New York Stock Exchange
Warrants to purchase common stock	OUST WS	New York Stock Exchange
Warrants to purchase common stock expiring 2025	OUST WSA	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On October 30, 2024, Karin Rådström and Kristin Slanina resigned as members of Ouster, Inc.’s (the “Company”) Board of Directors (the “Board”), effective November 4, 2024. Ms. Slanina is expected to serve as an advisor to the Company following her resignation and Ms. Rådström has been appointed as a member of the Company’s Advisory Board. The Board thanked each of Ms. Slanina and Ms. Rådström for their service as Board members.

Director Appointments

On November 4, 2024, Christina Correia and Stephen Skaggs were elected to the Board, effective as of November 4, 2024. Ms. Correia has been appointed to serve on the Board’s Audit Committee and Mr. Skaggs has been appointed to serve the Board’s Compensation Committee. Biographical information regarding Ms. Correia and Mr. Skaggs can be found on the Company’s investor relations website at https://investors.ouster.com/governance/board-of-directors/default.aspx. The information on the Company’s investor relations website is not deemed incorporated by reference herein.

Ms. Correia and Mr. Skaggs will be compensated consistent with the Company’s Third Amended and Restated Non-Employee Director Compensation Program as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2024. The Company expects to enter into the Company’s standard form of indemnification agreement with each of Ms. Correia and Mr. Skaggs.

Adoption of Severance Plan

On November 4, 2024, the Board also adopted and approved the Ouster, Inc. Executive Change in Control and Severance Plan (the “Severance Plan”), effective November 4, 2024, pursuant to which certain of the Company’s executives, including named executive officers Angus Pacala, the Company’s Chief Executive Officer; Mark Weinswig, the Company’s Chief Financial Officer; and Darien Spencer, the Company’s Chief Operating Officer, may elect to participate and become eligible to receive certain benefits in the event of certain qualifying terminations.

The Severance Plan provides for severance payments and benefits in the event the executive’s employment with the Company is terminated by the Company without cause or the executive resigns for good reason, as follows: (i) of the continued payment of the executive’s base salary for a period of six months (12 months with respect to the Company’s Chief Executive Officer), (ii) a pro-rated annual bonus payable based on actual performance at the same time annual bonuses are paid to other executives and (iii) up to six months’ continued health care coverage (12 months with respect to the Company’s Chief Executive Officer).

In lieu of the foregoing severance payments and benefits, in the event of a qualifying termination by the Company within the 3-month period preceding and the 12-month period following a change in control of the Company, each executive will receive the following: (i) a cash severance payment equal to 100% (200% with respect to the Company’s Chief Executive Officer) of the executive’s base salary and target annual bonus; (ii) a pro-rated annual bonus based on target performance for the year of termination; (iii) up to 12 months’ COBRA coverage (up to 24 months’ COBRA coverage with respect to the Company’s Chief Executive Officer); and (iv) full accelerated vesting of time-vesting Company equity awards and accelerated vesting of performance-vesting Company equity awards at the “target” level achievement of applicable performance metrics.

As a condition to participation in the Severance Plan, executives are required to execute a participation agreement (the “Participation Agreement”), which supersedes any pre-existing severance protection.

The foregoing descriptions of the Severance Plan and Participation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Severance Plan and Participation Agreement, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Ouster, Inc. Executive Change in Control and Severance Plan, Effective November 4, 2024.

10.2	Form of Participation Agreement for the Executive Change in Control and Severance Plan.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ouster, Inc.

Date: November 5, 2024	By:	/s/ Megan Chung
	Name:	Megan Chung
	Title:	General Counsel and Secretary